As filed with the Securities and Exchange Commission on October 19, 2015

Registration No. 333-207098

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNCOKE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2451470
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1011 Warrenville Road, Suite 600

Lisle, IL 60532

(630) 824-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Denise R. Cade

1011 Warrenville Road, Suite 600

Lisle, IL 60532

(630) 824-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jason W. Allen

Benjamin F. Rikkers

Foley & Lardner LLP

777 E. Wisconsin Avenue

Milwaukee, WI 53202

(414) 271-2400

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. Securities may not be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2015

PROSPECTUS

SunCoke Energy Partners, L.P.

4,847,287 Common Units

The securities to be offered and sold using this prospectus are currently issued and outstanding common units representing limited partner interests in SunCoke Energy Partners, L.P. (the “Partnership,” “we,” “our” or “us”). The selling unitholder named in this prospectus may from time to time, in one or more offerings, offer and sell up to 4,847,287 common units. These common units were issued to the selling unitholder in connection with a private placement of our common units. The selling unitholder may offer and sell these securities to or through one or more broker dealers, through underwriters or directly to investors, in amounts, at prices and at terms to be determined by market conditions and other factors at the time of the offering. The selling unitholder may elect to sell all, a portion or none of the common units it offers hereby. The selling unitholder will determine the prices and terms of the sales at the time of each offering made by it.

We will not receive any of the proceeds from any sale of our common units by the selling unitholder. For a detailed discussion of the selling unitholder, please read the section captioned “Selling Unitholder” in this prospectus. The selling unitholder will be responsible for its own legal fees and disbursements and for any fees and disbursements of underwriters customarily paid by issuers or sellers of securities. We will be responsible for all other offering expenses.

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents to which we refer in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Our common units are traded on the New York Stock Exchange (“NYSE”) under the symbol “SXCP.” On October 16, 2015, the last sale price of our common units as reported on the New York Stock Exchange was $12.31 per unit.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risks related to investing in our securities and each of the risk factors described under “Risk Factors” beginning on page 1 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering these securities in any state where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement, or a future filing with the Securities and Exchange Commission, incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We have filed the registration statement for this shelf registration process pursuant to a registration rights and lock-up agreement dated August 18, 2014, between us and the selling unitholder (the “registration rights agreement”). Under this shelf registration process, the selling unitholder may, from time to time, offer and sell up to 4,847,287 common units. Each time a selling security holder sells securities, the selling unitholder may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus.

This prospectus provides you with a general description of the Partnership and the securities that are registered hereunder that may be offered by the selling unitholder. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the information in the “Risk Factors” section, any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at www.sxcpartners.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	Our Annual Report on Form 10-K (File No. 001-35782) for the year ended December 31, 2014, filed on February 24, 2015;

•	Our Quarterly Reports on Form 10-Q (File No. 001-35782) for the quarters ended March 31, 2015, filed on April 28, 2015, and June 30, 2015, filed on July 28, 2015;

•	Our Current Reports on Form 8-K (File No. 001-35782) filed on January 13, 2015, January 20, 2015, January 29, 2015, March 2, 2015, April 6, 2015, April 23, 2015, April 27, 2015, April 30, 2015, May 8, 2015, July 21, 2015, July 24, 2015, August 14, 2015, August 18, 2015, September 21, 2015, September 23, 2015 (Form 8-K/A), October 1, 2015 and October 13, 2015; and

•	The description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35782) as filed with the SEC on January 14, 2013 and any subsequent amendment thereto filed for the purpose of updating such description.

We are also incorporating by reference all additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

SunCoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Attention: Investor Relations

Telephone: (630) 824-1987

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement and the documents we incorporate by reference herein or therein may contain various “forward-looking statements” and information based upon management’s beliefs and assumptions and on information currently available. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, the risks set forth under “Risk Factors” and described in the documents incorporated by reference into this prospectus and any prospectus supplement as well as the following risks and uncertainties:

•	changes in levels of production, production capacity, pricing and/or margins for coal and coke;

•	variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers;

•	changes in the marketplace that may affect our coal logistics business, including the supply and demand for thermal and metallurgical coals;

•	changes in product specifications for the coke that we produce or the coals we blend, store and transport;

•	changes in the marketplace that may affect our cokemaking business, including the supply and demand for our coke products, and imports of coke from foreign producers;

•	competition from alternative steelmaking and other technologies with the potential to reduce or eliminate the use of coke;

•	our dependence on, relationships with, and other conditions affecting, our customers;

•	severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of a customer default or other event affecting our ability to collect payments from our customers;

•	volatility, cyclical downturns and other changes in the business climate in the coal market, the carbon steel industry and other industries affecting our customers or potential customers;

•	our ability to enter into new, or to renew existing, agreements upon favorable terms for the long-term supply of coke to steel producers and/or for the use of our coal logistics services;

•	our ability to consummate asset sales, other divestitures and strategic restructuring in a timely manner upon favorable terms, and/or realize the anticipated benefits from such actions;

•	our ability to identify and consummate acquisitions and investments, execute them under favorable terms and integrate them into our existing business operations;

•	our ability to realize expected benefits from investments and acquisitions and have them perform at anticipated levels;

•	our ability to successfully implement our growth strategies;

•	our ability to enter into joint ventures and other similar arrangements under favorable terms;

•	age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our business operations, and in the operations of our subsidiaries, our major customers, our business partners and/or suppliers;

•	changes in the expected operating levels of our assets;

•	our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality standards in our coke sales agreements;

•	nonperformance or force majeure by, or disputes with, or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners;

•	availability of skilled employees for our cokemaking and/or coal logistics operations, and other workplace factors;

•	effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions;

•	effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions);

•	changes in the availability and cost of equity and debt financing;

•	impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness;

•	changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures;

•	our indebtedness and certain covenants in our debt documents;

•	our ability to service our outstanding indebtedness;

•	our ability to comply with the restrictions imposed by our financing arrangements;

•	disruption in our information technology infrastructure and/or loss of our ability to securely store, maintain, or transmit data due to security breach by hackers, employee error or malfeasance, terrorist attack, power loss, telecommunications failure or other events;

•	changes in credit terms required by our suppliers;

•	risks related to labor relations and workplace safety;

•	changes in, or new, statutes, regulations, rules, governmental policies and taxes, or their interpretations, including those relating to environmental matters;

•	the existence of hazardous substances or other environmental contamination on property owned or used by us;

•	the availability of future permits authorizing the disposition of hazardous waste and other waste from our operations;

•	claims of noncompliance with any statutory and regulatory requirements;

•	the accuracy of our estimates of necessary reclamation and/or remediation activities;

•	changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings;

•	the unreliability of historical combined and consolidated financial data as an indicator of future results;

•	public company costs;

•	our ability to secure new agreements for the supply, transportation and/or storage of coal, or to renew such existing agreements;

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•	our ability to obtain and renew required permits, and the availability and cost of any surety bonds necessary for our business operations;

•	receipt of regulatory approvals and compliance with contractual obligations required in connection with our business operations;

•	historical combined and consolidated financial data may not be reliable indicator of future results;

•	changes in insurance markets impacting cost, level and/or types of coverages available, and the financial ability of our insurers to meet their obligations;

•	proposed or final changes in accounting and/or tax methodologies, laws, regulations, rules or policies or their interpretations, including those affecting inventories, leases, or other matters; and

•	effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control.

Other factors described herein or incorporated by reference, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read “Risk Factors” on page 1 of this prospectus and Item 1A: “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this prospectus by reference. Although we believe that the assumptions underlying our forward-looking statements are reasonable as of the time they are made, any of these assumptions could be inaccurate, and therefore, we cannot assure you that the forward-looking statements included in this prospectus and any prospectus supplement will prove to be accurate.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth in this section and elsewhere in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus and any prospectus supplement, and speak only as of the date originally made. Except as may be required by applicable law, we undertake no obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise.

WHO WE ARE

Unless the context otherwise requires, references in this prospectus to the “Partnership,” “we,” “our,” “us” or like terms, refer to SunCoke Energy Partners, L.P. and its subsidiaries. Our “general partner” refers to SunCoke Energy Partners GP LLC.

We are a Delaware master limited partnership formed by SunCoke Energy, Inc. (“SunCoke”) in July 2012. Our primary business is the production and sale of coke, a principal raw material used in the blast furnace production of steel. We also provide coal handling, transportation, blending and storage services to the coke, steel and power industries. SunCoke, through its Sun Coal & Coke LLC subsidiary, owns a 53.2 percent limited partner interest in us, all of our incentive distribution rights, and 100 percent of the membership interests in our general partner. We are managed and operated by our general partner, which owns a 2.0 percent general partner managing interest in us, and is responsible for conducting our business and for managing our operations. Our general partner has delegated the power to conduct our business and manage our operations to our board of directors, all of the members of which are appointed by our general partner.

Our principal executive offices are located at 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, and our telephone number is (630) 824-1000. Our website is located at www.sxcpartners.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

On January 24, 2013, we completed the initial public offering, or IPO, of our common units representing limited partner interests. Our common units are listed for trading on the NYSE under the symbol “SXCP.”

For additional information regarding our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves a significant degree of risk. Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment. When the selling securitiy holder offers and sells any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Also, please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholder named in this prospectus. We will not receive any proceeds from the sale of such common units.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and our subordinated units are separate classes of limited partner interests in us. The holders of these units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties. Computershare Trust Company, N.A. serves as the registrar, transfer agent and cash distribution paying agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed, or an appointed successor has not accepted its appointment, within 30 days after the notice of resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents and warrants that the transferee has the right, power, authority and capacity to enter into our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement.

Transfers are recorded on our books and records no less frequently than quarterly. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units. Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge. We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions, please read “Our Cash Distribution Policy;”

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

The Partnership was organized in July 2012 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, however, that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning and operating cokemaking facilities, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Our Cash Distribution Policy.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units, voting as a single class.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.” The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units:	No approval right.

Merger of our partnership or the sale of all or substantially all of our assets:	Unit majority in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership:	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution:	Unit majority. Please read “—Dissolution.”

Withdrawal of our General Partner:	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2022 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our General Partner:	Not less than 66 2⁄3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our General Partner interest:	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights:	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our General Partner:	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement. Our subsidiaries conduct business in several states. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests or to make additional capital contributions to us whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a written plan of merger or consolidation that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;

•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Our Cash Distribution Policy.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2022, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•	all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis, if such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, any owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and our initial public offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights. Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove SunCoke Energy Partners GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability” above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•

information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our sponsor, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to our sponsor. At the same time, our general partner has a duty to manage our partnership in a manner it believes is in our best interests. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. Please read “Management—Management of SunCoke Energy Partners, L.P.—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors. Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $26.5 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights.

All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Our Cash Distribution Policy.” For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “Our Cash Distribution Policy—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of our sponsor have a fiduciary duty to make decisions in the best interests of the owners of our sponsor, which may be contrary to our interests.

Because certain officers and certain directors of our general partner are also directors and/or officers of affiliates of our general partner, including our sponsor, they have fiduciary duties to our sponsor that may cause them to pursue business strategies that disproportionately benefit our sponsor or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that permissibly reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•	our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of our partnership;

•	our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or, in the case of a criminal matter, acted with knowledge that its conduct was criminal; and

•	in resolving conflicts of interest, it will be presumed that in making its decision the general partner, the board of directors of the general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•	expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•	purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than those incidental to its ownership of interests in us. However affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, our sponsor or its affiliates, may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “Our Cash Distribution Policy— General Partner Interest and Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was criminal. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

OUR CASH DISTRIBUTION POLICY

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Intent to Distribute the Minimum Quarterly Distribution

Beginning with the quarter ending March 31, 2013, on or about the last day of each of February, May, August and November, we intend to distribute to the holders of record of common and subordinated units on or about the 15th day of each such month at least the minimum quarterly distribution of $0.4125 per unit, or $1.65 on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates.

Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, it does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

General Partner Interest and Incentive Distribution Rights

Initially, our general partner will be entitled to 2% of all quarterly distributions since our inception that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48%, of the cash we distribute from operating surplus (as defined below) in excess of $0.4744 per unit per quarter. The maximum distribution of 48% does not include any distributions that our general partner may receive on common units or subordinated units that it owns or on its general partner interest.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries, provided they are not wholly owned, and our proportionate share of entities accounted for under the equity method.

Operating Surplus

We define operating surplus as:

•	$26.5 million (as described below); plus

•	All of our cash receipts after the closing of our IPO, including amounts received by us from our sponsor under the omnibus agreement to the extent such amounts offset operating expenditures or lost revenue, but excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued on the closing date of our IPO, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; plus

•	any portion of the proceeds of our IPO retained to offset discounts related to tax credits equal to the aggregate amount of such discounts provided to customers during such periods; less

•	all of our operating expenditures (as defined below) after the closing of our IPO; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Cash receipts equal to our proportionate share of any accounts receivable existing on the closing date of our IPO that are retained by the sponsor will be included in operating surplus when collected.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $26.5 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, which generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made in the ordinary course of business under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and ongoing capital expenditures and estimated replacement capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual replacement capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings, refinancings or refundings of indebtedness other than working capital borrowings;

•	sales of our equity and debt securities;

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets; and

•	capital contributions received, except for cash payments received pursuant to Section 4.1 of the omnibus agreement.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of our IPO equals the operating surplus from the closing of our IPO through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. As described above, operating surplus includes up to $26.5 million, which does not reflect actual cash on hand that is available for distribution to our unitholders.

Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

We distinguish between ongoing capital expenditures and estimated replacement capital expenditures. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described in detail in the next paragraph. Examples of ongoing capital expenditures include expenditures associated with the replacement of coke ovens and other equipment and maintaining the integrity and safety of our coke ovens to comply with environmental regulations. Given the nature of our business, we expect that our ongoing capital expenditures will be reasonably predictable, and we do not expect the amount of our actual ongoing capital expenditures to differ substantially from period to period.

Estimated replacement capital expenditures represent an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Actual replacement capital expenditures may also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction of a major capital asset during a construction period. Because our replacement capital expenditures will be irregular, the amount of our actual replacement capital expenditures will likely differ substantially from period to period, which would cause fluctuations in operating surplus if we subtracted actual replacement capital expenditures from operating surplus. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives be subtracted from operating surplus each quarter, as opposed to any amount actually spent.

Our partnership agreement requires that, on a quarterly basis, we subtract from operating surplus (i) our actual ongoing capital expenditures, and (ii) a pro rata portion of the current estimate of the cost which would be required to replace our major capital assets at the end of their working lives. The portion of estimated replacement capital expenditures being deducted from operating surplus will be subject to review and prospective change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our replacement capital expenditures, such as a major acquisition. Our partnership agreement does not cap the amount of replacement capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated replacement capital expenditures in calculating operating surplus will have the following effects:

•	the amount of actual replacement capital expenditures in any quarter will not directly reduce operating surplus but will instead be factored into the estimate of the average replacement capital expenditures. This may result in the subordinated units converting into common units when the use of actual replacement capital expenditures would result in lower operating surplus during the subordination period and potentially result in the tests for conversion of the subordinated units not being satisfied;

•	it may increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it may be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity over the long term. Examples of expansion capital expenditures include the acquisition and/or construction of complementary assets to grow our business and to expand existing facilities, such as projects that increase coke production from existing facilities, to the extent such capital expenditures are expected to expand our long-term operating capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are not ongoing capital expenditures, replacement capital expenditures or expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

As described below, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction of a capital asset in respect of a period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for ongoing capital purposes, replacement capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as ongoing capital expenditures, replacement capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $0.4125 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

Our sponsor owns all of our subordinated units. The subordination period began on the closing date of our IPO and, except as described below, will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

•	distributions from operating surplus on each of the outstanding common units and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units and the related distribution on the general partner interest during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

We have met the requirements of the test set forth above for the period since our IPO and if we continue to meet the requirements of this test, our subordinated units will convert to common units on the earliest date provided in our partnership agreement, which will be the first business day after the distribution to unitholders in respect of the quarter ending December 31, 2015.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2013, if each of the following has occurred:

•	distributions from operating surplus exceeded $2.48 (150% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units and the related distribution on the general partner interest, plus the related distributions on the incentive distribution rights for a four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $2.48 (150% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units and the related distributions on the general partner interest during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner;

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions from Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions from Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute up to a proportionate amount of capital to us in order to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled from such 2% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of their option to purchase additional common units or upon the expiration of such option, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive increasing percentages (13%, 23% and 48%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

The following discussion assumes that our general partner maintains its 2% general partner interest and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.4744 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $0.5156 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $0.6188 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2% general partner interest, our general partner has not transferred its incentive distribution rights and there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution per Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$ 0.412500	98%	2%
First Target Distribution	above $ 0.412500 up to $ 0.474375	98%	2%
Second Target Distribution	above $ 0.474375 up to $ 0.515625	85%	15%
Third Target Distribution	above $ 0.515625 up to $ 0.618750	75%	25%
Thereafter	above $ 0.618750	50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the cash distribution per common unit during such two-quarter period. Our general partner’s general partner interest in us (currently 2%) will be maintained at the percentage immediately prior to the reset election.

The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the amount of cash distributions received by our general partner in respect of its incentive distribution rights for the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives an amount per unit equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions of available cash from operating surplus between the unitholders and our general partner at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.65.

		Marginal Percentage Interest in Distributions
	Quarterly Distribution per Unit Prior to Reset	Unitholders	General Partner	Quarterly Distribution per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$0.412500	98%	2%	$0.6500
First Target Distribution	above $0.412500 up to $0.474375	98%	2%	above $0.6500 up to $0.7475(1)
Second Target Distribution	above $0.474375 up to $0.515625	85%	15%	above $0.7475(1) up to $0.8125(2)
Third Target Distribution	above $0.515625 up to $0.618750	75%	25%	above $0.8125(2) up to $0.9750(3)
Thereafter	above $0.618750	50%	50%	above $0.9750(3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, or IDRs, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 31,419,394 common units outstanding, our general partner’s 2.0% interest has been maintained and the average distribution to each common unit would be $0.65 per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Prior to Reset(1)
			General Partner Cash Distributions
	Quarterly Distribution per Unit	Common Unitholders Cash Distribution	Common Units	2.0% General Partner Interest	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$0.412500	$12,960,500	—	$264,500	$—	$264,500	$13,255,000
First Target Distribution	above $0.412500 up to $0.474375	1,944,075	—	39,675	—	39,675	1,983,750
Second Target Distribution	above $0.474375 up to $0.515625	1,296,050	—	30,495	198,219	228,715	1,524,765
Third Target Distribution	above $0.515625 up to $0.618750	3,240,125	—	86,403	993,638	1,080,042	4,320,167
Thereafter	above $0.618750	981,856	—	39,274	942,582	981,856	1,963,712

		$20,422,606	—	$460,348	$2,134,440	$2,594,787	$23,017,393

(1)	The sums of some columns and rows may not add up due to rounding.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, including in respect of its incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be 34,703,147 common units outstanding, our general partner has maintained its 2% general partner interest and that the average distribution to each common unit would be $0.65. The number of common units to be issued to our general partner upon the reset was calculated by dividing (1) the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non- overlapping quarters prior to the reset as shown in the table above, or $2,134,440, by (2) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.65.

After Reset(1)
General Partner Cash Distributions
	Quarterly Distribution per Unit	Common Unitholders Cash Distribution	Common Units	2.0% General Partner Interest	IDRs	Total	Total Distribution
Minimum Quarterly Distribution	$0.6500	$20,422,606	$2,134,440	$460,348	$—	$2,594,787	$23,017,393
First Target Distribution	above $0.6500 up to $0.7475	—	—	—	—	—	—
Second Target Distribution	above $0.7475 up to $0.8125	—	—	—	—	—	—
Third Target Distribution	above $0.8125 up to $0.9750	—	—	—	—	—	—
Thereafter	above $0.9750	—	—	—	—	—	—

		$20,422,606	$2,134,440	$460,348	$0	$2,594,787	$23,017,393

(1)	The sums of some rows may not add up due to rounding.

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our IPO, which is a return of capital. The IPO price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we have distributed capital surplus on a unit issued in our IPO in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% is paid to all unitholders, pro rata, and 2% to our general partner and 48% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the unrecovered initial unit price; and

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level, and each subordinated unit would be split into two subordinated units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries are treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain or loss upon our liquidation to achieve this goal and cash may be distributed to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all common and subordinated unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.0% to the common and subordinated unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fifth, 85% to all common and subordinated unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85% to the common and subordinated unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75.0% to all common and subordinated unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the common and subordinated unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all common and subordinated unitholders, pro rata, and 50.0% to our general partner.

The percentage interests set forth above are based on the assumption that our general partner has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities. If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gain that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•	first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98% to the holders of common units in proportion to the positive balances in their capital accounts, and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. By contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. In the event we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to SunCoke Energy Partners, L.P.

This section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who purchase units subject to this registration statement, who do not materially participate in the conduct of our business activities, and who hold such units as capital assets (including property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts, mutual funds, dealers in securities or currencies, traders in securities, and persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction. The U.S. federal income tax laws are complex, and their impact can vary based upon the individual’s particular circumstances. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, this section does not provide conclusions with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We will be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each partner will take into account the partner’s respective share of our items of income, gain, loss and deduction in computing the partner’s federal income tax liability, even if no cash distributions are made by us to the partner. In addition, distributions made by us to a partner generally will not give rise to income or gain taxable to such partner, unless the amount of cash distributed exceeds the partner’s adjusted tax basis in its interest in the entity.

Section 7704 of the Code generally provides that publicly-traded partnerships are classified as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income” (within the meaning of Section 7704(d) of the Code), the partnership is classified as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) income and gains derived from the exploration, development, mining or production, processing, refining, transportation, and marketing of any mineral or natural resource (such as the refining and processing of coal), (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that more than 90% of our current gross income is qualifying income.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that, under current law, we will be treated as a partnership and each of our operating subsidiaries will be treated as a partnership or a disregarded entity for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our operating subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b) For each taxable year, including the year of our IPO, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

On May 6, 2015, the IRS and the U.S. Treasury Department published proposed regulations (the “May 2015 proposed regulations”) that provide industry-specific guidance regarding whether income earned from certain activities constitutes qualifying income. The May 2015 proposed regulations interpret the combined term “processing or refining” as relevant to Section 7704(d)(1)(E) narrowly such that, although activities such as ours that eliminate impurities or foreign matter from partially processed ores or minerals generally will generate qualifying income, uncertainty may exist with respect to certain activities that are not identified as mining for the purposes of depletion regulations or that may cause a substantial physical or chemical change in the ore or mineral. On June 16, 2015, we submitted a comment letter requesting the IRS change the manner in which the Proposed Regulations define processing of ores and minerals. While we believe that our cokemaking activities are largely consistent with the Proposed Regulations, we believe that the regulations should be clarified in order to eliminate any uncertainty with respect to our status as a partnership for U.S. federal income tax purposes. Although we do not believe, based upon our current operations and language of the Proposed Regulations, that we will be treated as a corporation for U.S. federal income tax purposes, the IRS could disagree with our analysis and therefore cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity. In addition, a change in our business could also subject us to taxation as an entity.

In the event that the May 2015 proposed regulations are finalized in their current form and an activity does not satisfy the standards set forth in the May 2015 proposed regulations, those regulations provide a ten-year transition period for a publicly traded partnership that either (i) has received a private letter ruling from the IRS concluding that the income earned from this activity is qualifying income, or (ii) has engaged in the activity prior to May 6, 2015 and has treated the income from this activity as qualifying income under the statute as reasonably interpreted prior to the issuance of the May 2015 proposed regulations.

We have not filed a private letter ruling request with the IRS regarding the issue of whether our income meets the Qualifying Income Exception. However, prior to the issuance of the May 2015 proposed regulations, we received multiple opinions of counsel to the effect that the income we and our operating subsidiaries derive from the coking of coal constitutes income from the “processing” or “refining” of a “mineral or natural resource” within the meaning of Section 7704(d)(1)(E) of the Code, and accordingly that we met the requirements of the Qualifying Income Exception. Vinson & Elkins L.L.P. is of the opinion that, under the May 2015 proposed regulations (if finalized in their current form), even if the income that the Partnership and its operating subsidiaries derive from the coking of coal does not constitute qualifying income as income derived from the “processing” or “refining” (each within the meaning of Section 7704(d)(1)(E) of the Code) of coal under such proposed regulations, that the Partnership will qualify for the benefit of the ten-year transition period because the Partnership’s treatment of income from the coking of coal as qualifying income (based on the opinions the Partnership received and relied upon prior to the issuance of the May 2015 proposed regulations) was a reasonable interpretation of the statute prior to the issuance of the May 2015 proposed regulations. In the event that such a transition period applied, the income that the Partnership and its operating subsidiaries derive from the coking of coal will be treated as qualifying income for the purposes of the Qualifying Income Exception only until the end of the transition period.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, the Obama administration’s budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be tax as corporations beginning in 2021. From time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. If successful, the Obama administration’s proposal or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion applies during any period in which we continue to be classified as a partnership for federal income tax purposes.

Entity-Level Taxation

Even though we (as a partnership for U.S. federal income tax purposes) are not subject to U.S. federal income tax, we may elect to conduct some portion of our operations through corporate subsidiaries. Such subsidiaries would be subject to corporate-level tax, which reduces the cash available for distribution to us and, in turn, to our unitholders. Moreover, some of our subsidiaries and operations may be subject to income and other taxes in the jurisdictions in which they are organized or from which they receive income. Such taxation will reduce the amount of cash we have available for distribution to unitholders.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners of the partnership as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by our corporate subsidiaries (please read “—Taxation of the Partnership—Entity-Level Taxation” above), we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units plus the unitholder’s allocable share of our liabilities. That basis will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in its share of our liabilities, and the unitholder’s share of our expenditures that are not deductible and that are not required to be capitalized. With respect to any of our liabilities that are recourse for federal income tax purposes to our general partner, a unitholder will have no share of such liabilities to the extent that such liabilities are less than the general partner’s “net value” as defined in Treasury Regulations under Section 752 of the Code. A unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) is based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under “—Disposition of Units.” Any reduction in a unitholder’s share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities as described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at risk limitations, a passive activity loss limitation limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (including, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us, and will not be available to offset a unitholder’s salary or active business income. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

If we have a net profit, our items of income, gain, loss and deduction will be allocated amongst our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner. At any time that distributions are made with respect to common units and not with respect to subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of such distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our unitholders holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) his relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

The tax treatment of a unitholder that enters into a securities loan with respect to its units is not clear. A unitholder whose units are loaned (for example, in the case of a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income is 39.6%, and the highest federal income tax rate for net long-term capital gains (gains from the sale or exchange of certain investment assets held for more than one year) of an individual is 20% (25%, in the case of unrecaptured depreciation on real property). These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

For purposes of this discussion, a common unitholder’s basis in our assets will be considered to have two components: (i) its share of the tax basis in our assets as to all common unitholders (“common basis”) and (ii) its Section 743(b) adjustment to that tax basis (which may be positive or negative). Under the Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code may be amortizable over the remaining cost recovery period for such property, whereas a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code must be amortized straight-line or using the 150% declining balance method. As a result, to the extent that we own any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of common unitholders purchasing units from us and common unitholders purchasing from other unitholders.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read “—Disposition of

Units—Uniformity of Units.” Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as applicable to properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations.

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by the unitholder’s share of our items of deduction or loss (whether or not the unitholder claims a deduction for such items on its own federal income tax return), any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units, called syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

Our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. In 2009 the IRS and the U.S. Department of the Treasury issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Although we are entitled to rely on these proposed regulations for the current taxable year and prior taxable years, these proposed regulations require that any tax items must be prorated on a daily basis, and these proposed regulations do not specifically authorize the use of the proration method we have previously adopted. Accordingly, the validity of our method of allocating income and deductions between transferee and transferor unitholders is not clear.

The proposed regulations described in the preceding paragraph were revised and finalized in 2015. The final regulations will apply to taxable years beginning after our current taxable year. The proration method we have previously adopted appears to be permitted under the final regulations. In any event, we are authorized under our partnership agreement to revise our method of allocation between transferor and transferee unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method that is permitted under the final regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is, except as described below, required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure, the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. A lack of uniformity could result for the reasons described in “—Tax Consequences of Unit Ownership—Section 754 Election,” and could have a negative impact on the value of the units.

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. The validity of such filing positions is not clear.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their ownership of our common units. Furthermore, it is probable that they will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or Form W-8BEN-E (or applicable substitute form) in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified for federal income tax purposes as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. We cannot assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly-traded partnerships are for most purposes treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement on IRS Form 8082 identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 ($250, for information required to be furnished after 2015) per failure, up to a maximum of $1.5 million ($3 million, after 2015) per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to transactions lacking economic substance.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. For most corporations, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the lesser of 10% of the tax required to be shown on the return (or $10,000 if greater) for the taxable year or $10 million. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return: (i) for which there is, or was, “substantial authority”; or (ii) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any substantial valuation misstatements.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in Indiana, Kentucky, Louisiana, Ohio and West Virginia. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

While you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities —i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2) the entity is an “operating company” —i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDER

This prospectus relates to up to 4,847,287 common units originally issued to the selling unitholder listed in this prospectus on August 12, 2015. As of October 19, 2015, the selling unitholder owned 4,847,287 common units.

On July 20, 2015, we entered into a contribution agreement with the selling unitholder pursuant to which we agreed to acquire certain real and personal property rights, including, specifically, the Convent Marine Terminal, which is one of the largest export terminals on the United States Gulf Coast and located in Convent, St. James Parish, Louisiana (the “Raven Transaction”). The consideration for the Raven Transaction equaled approximately $412.0 million, which included (i) the issuance of 4,847,287 common units to the selling unitholder (ii) the assumption of a $114.6 million, six-year term loan from an affiliate of the selling unitholder (iii) $193.4 million in cash and (iv) $21.6 million in cash withheld to fund the completion of on-going capital improvements. The Raven Transaction closed on August 12, 2015, and in connection with closing we entered into the registration rights agreement with the selling unitholder relating to the registered resale of the 4,847,287 common units issued in connection with the Raven Transaction. Pursuant to the registration rights agreement, we are required to file or cause to be filed a registration statement for such registered resale within 45 days following August 12, 2015 and are required to cause the registration statement to become effective as soon as reasonably practicable thereafter but in no event later than 120 days after August 12, 2015. In certain circumstances, the selling unitholder will have piggyback registration rights and rights to request an underwritten offering as described in the registration rights agreement. Under the registration rights agreement, the selling unitholder is restricted from transferring or selling the 4,847,287 common units to which this prospectus relates other than on the following schedule: (a) up to 25% of the common units on and after 180 days after August 12, 2015, (b) an additional 25% of the common units on and after 18 months after August 12, 2015, (c) a further additional 25% on and after 30 months after August 12, 2015 and (d) after 42 months following August 12, 2015, the selling unitholder will not be subject to restrictions on transferability of the common units under the registration rights agreement.

The selling unitholder may sell all, some or none of the common units covered by this prospectus. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus, other than fees and disbursements of legal counsel of the selling unitholder, fees of accountants of the selling unitholder, fees and disbursements of underwriters customarily paid by issuers or sellers of securities, all out-of-pocket expenses of the selling unitholder related to the “road-show” for any underwritten offering, including all travel, meals and lodging, which will be borne by the selling unitholder.

The following table sets forth information relating to the selling unitholder as of October 19, 2015, based on information supplied to us by the selling unitholder on or prior to that date. The selling unitholder has indicated to us that they have not had a material relationship with us during the past three years, other than its ownership of the common units that are the subject of the registration rights agreement. We have not sought to verify such information. Information concerning the selling unitholder may change over time and, if necessary, we will supplement this prospectus accordingly. The selling unitholder may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. Additionally, the selling unitholder may have sold, transferred or otherwise disposed of some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from, or not subject to, the registration requirements of the Securities Act. Assuming the sale of all of the common units registered hereby on behalf of the selling unitholder, the selling unitholder will hold no common units upon completion of this offering.

Name of Selling Unitholder	Common Units Owned Prior to Offering	Common Units Being Offered
Raven Energy Holdings, LLC(1)	4,847,287	4,847,287

(1)	Selling unitholder’s address is: 3801 PGA Boulevard, Suite 903, Palm Beach Gardens, FL 33410. Christopher Cline has ultimate voting and investment control over the common units held by Raven Energy Holdings, LLC. There are no options, warrants or other rights or obligations outstanding that are currently exercisable, or exercisable within 60 days, into common units.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the selling unitholder offers or sells common units. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

We are registering the common units on behalf of the selling unitholder. As used in this prospectus, “selling unitholder” includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus solely to the extent permitted under the registration rights agreement with the selling unitholder.

Under this prospectus, the selling unitholder may intend to offer our securities to the public:

•	through one or more broker dealers;

•	through underwriters; or

•	directly to investors.

The selling unitholder may price the common units offered from time to time:

•	at fixed prices;

•	at market prices prevailing at the time of any sale under this registration statement;

•	at prices related to market prices;

•	varying prices determined at the time of sale; or

•	at negotiated prices.

We will pay the reasonable costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to the selling unitholder’s sale of its respective common units, which will be paid by the selling unitholder. Broker dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the New York Stock Exchange;

•	in the over-the-counter market; or

•	in private transactions.

Broker dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker dealers, and other broker dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholder will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities under the Securities Act.

In addition, the selling unitholder has advised us that they may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

Because Financial Industry Regulatory Authority, Inc. (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Foley & Lardner LLP. Certain tax and other legal matters will be passed upon for us by Vinson & Elkins L.L.P. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the selling unitholder or underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The combined and consolidated financial statements of SunCoke Energy Partners, L.P. at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 incorporated in this Prospectus and Registration Statement by reference from the Partnership’s Current Report on Form 8-K dated April 30, 2015, the financial statements of Gateway Energy & Coke Company, LLC at December 31, 2013 and for the year ended December 31, 2013 incorporated in this Prospectus and Registration Statement by reference from the Partnership’s Current Report on Form 8-K dated January 13, 2015, the financial statements of Raven Energy LLC and Affiliate as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, incorporated in this Prospectus and Registration Statement by reference to Partnership’s Current Report on Form 8-K dated August 12, 2015, have each been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which are incorporated herein by reference and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. All amounts shown are estimated, except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$6,962
FINRA filing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	$6,962

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

SunCoke Energy Partners, L.P.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we generally will indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

We expect that any underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification by the underwriters of us, the selling unitholder, our general partner, our general partner’s directors and our general partner’s officers who sign the registration statement, and any person who controls us, the selling unitholder or our general partner, including indemnification for liabilities under the Securities Act.

SunCoke Energy Partners GP LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under our general partner’s amended and restated limited liability agreement, our general partner will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any member of our general partner;

•	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was a member, partner, director, officer, fiduciary or trustee of our general partner or any affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

•	any person designated by the board of directors of our general partner.

Our general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 16.	Exhibits and Financial Statement Schedules

See the Exhibit Index on the page immediately preceding the exhibits for a list of the exhibits being filed as a part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement: and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) That, for purposes of determining any liability under the Securities Act,

(1) the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 19, 2015.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP, LLC, its general partner

	By:	/s/ Fay West
	Name:	Fay West
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on October 19, 2015.

Signature	Title

/s/ Frederick A. Henderson Frederick A. Henderson	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael J. Thomson Michael J. Thomson	President, Chief Operating Officer and Director

/s/ Fay West Fay West	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Denise R. Cade Denise R. Cade	Senior Vice President, General Counsel, Corporate Secretary and Director

/s/ Allison S. Lausas Allison S. Lausas	Vice President and Controller (Principal Accounting Officer)

/s/ C. Scott Hobbs* C. Scott Hobbs	Director

/s/ Wayne L. Moore* Wayne L. Moore	Director

/s/ Nancy M. Snyder* Nancy M. Snyder	Director

*	Fay West, pursuant to powers of attorney duly executed by the above directors of SunCoke Energy Partners GP LLC, the general partner of the Registrant, hereby executes this Amendment No. 1 to Registration Statement on Form S-3 (Registration No.: 333-207098) on behalf of each of the persons named above in the capacity set forth opposite his or her name.

/s/ Fay West	October 19, 2015
Fay West

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1	Certificate of Limited Partnership of SunCoke Energy Partners, L.P. (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 [File No. 333-183162] filed on August 8, 2012).

4.2	First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., dated as of January 24, 2013 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K [File No. 001-35782] filed on January 24, 2013).

4.3**	Registration Rights and Lock-Up Agreement by and among Raven Energy Holdings LLC and SunCoke Energy Partners, L.P. dated as of August 12, 2015.

5.1**	Opinion of Foley & Lardner LLP as to legality of the securities being registered.

8.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters.

15.1**	Letter from Ernst & Young LLP, dated September 23, 2015, regarding unaudited interim financial information.

23.1**	Consents of Ernst & Young LLP.

23.2**	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).

23.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1).

24.1**	Powers of Attorney.

*	To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this Registration Statement.
**	Previously filed.

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